Exhibit 1.01

Conflict Minerals Report of Materion Corporation
for the Reporting Period from January 1, 2023 to December 31, 2023

Overview

This Conflict Minerals Report (this “Report”) of Materion Corporation (including its consolidated subsidiaries, “we”, “Materion” or the “Company”) has been prepared pursuant to Rule 13p-1 (the “Rules”) as promulgated under the Securities Exchange Act of 1934 for the reporting period from January 1, 2023 to December 31, 2023 (the “Reporting Period”).

Forward-looking statements contained in this Report are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Statements in this Report which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to the Company’s compliance efforts and expected actions identified in this Report. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other matters, the Company’s customers' requirements to use certain suppliers, the Company’s suppliers' responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to implement improvements in its conflict minerals program and the Company’s ability to identify and mitigate related risks in its supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see the Company’s other filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q. The Company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. The SEC defines “conflict minerals” as: (i)(a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted), (b) cassiterite (the metal ore from which tin is extracted), (c) gold and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (collectively, the “Covered Countries”).

The Company’s operations may at times manufacture, or contract to manufacture, products for which conflict minerals are necessary to the functionality or production of those products (collectively, the “products”). As required by the Rule, the Company has conducted a good faith, reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in the products during the Reporting Period to determine whether any such conflict minerals originated in the Covered Countries and/or whether any of the conflict minerals were from recycled or scrap sources. Where applicable, the Company has conducted additional due diligence regarding the sources of the conflict minerals. The results of the Company’s RCOI regarding the conflict minerals, as well as the Company’s additional due diligence regarding the sources of such conflict minerals, are contained in this Report, which is publicly available at www.materion.com. The content on, or accessible through, any web site referred to in this Report is not incorporated by reference into this Report unless expressly noted.

Materion, through its wholly owned subsidiaries, is an integrated producer of high-performance advanced engineered materials used in a variety of electrical, electronic, thermal and structural applications. Our products are sold into numerous end markets, including semiconductor, consumer electronics, industrial components, defense, automotive electronics, telecommunications infrastructure, energy, and commercial aerospace.

Our businesses are organized under four reportable segments: Performance Materials, Electronic Materials, Precision Optics, and Other. Our Other reportable segment includes unallocated corporate costs.

Performance Materials

Performance Materials provides advanced engineered solutions comprised of beryllium and non-beryllium containing alloy systems and custom engineered parts in strip, bulk, rod, plate, bar, and other customized shapes at manufacturing facilities located throughout the United States and Europe. This segment operates the world's largest bertrandite ore mine and refinery, which is located in Utah, providing feedstock hydroxide for its beryllium businesses and external sales. In addition to the products described below, this segment provides engineering and product development services to help our customers and partners with product design, including delivering prototype parts and other data to demonstrate that the products will perform under the specified design conditions.

Electronic Materials

Electronic Materials produces advanced chemicals, microelectronics packaging, precious metal, non-precious metal and specialty metal products, including vapor deposition targets, frame lid assemblies, clad and precious metal pre-forms and high temperature braze materials. These products are used in semiconductor logic and memory, medical, energy, lighting, defense, optics and wireless communications applications within the consumer electronics, industrial components, and telecommunications infrastructure end markets. Electronic Materials also has metal recovery operations and in-house refining that allow for the recycling of precious metals.

Precision Optics

Precision Optics provides custom made, precision optical filter products spanning a broad range of the electromagnetic spectrum (from UV to LWIR) and offers assembly capabilities at manufacturing facilities located in the United States, Europe, and Asia.

Precision Optics possesses broad and in-depth knowhow in optical thin-film coating processes, complemented by sophisticated patterning, glass bonding and sealing, and further processing capabilities necessary for producing optical thin film coated components up to optical subassemblies. Highly experienced and skilled development and engineering teams collaborate closely with customers to develop innovative solutions meeting their specific requirements. The combination of these capabilities and skills places Precision Optics at the forefront of markets in the photonics industry such as semiconductor, industrial, aerospace and defense, consumer electronics, and automotive.

Other

The Other segment is comprised of unallocated corporate costs.

Description of Materion's Reasonable Country of Origin Inquiry

Materion has performed a good faith RCOI regarding the conflict minerals that were in our supply chain between January 1, 2023 and December 31, 2023 to determine whether any of the conflict minerals originated in the Covered Countries and whether any of the conflict minerals may be from recycled or scrap sources in accordance with the Rule and related guidance provided by the SEC.

The Company’s global supply chain is complex. In the course of its business operations, the Company may purchase materials and metals containing conflict minerals. These materials and metals may, in turn, be included in the Company’s products. Because the Company does not normally purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its direct suppliers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the framework in the Organization for Economic Co-operation and Development Due Diligence Guidelines for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Third Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”), and related guidance provided by the SEC, the Company worked with its direct suppliers to identify, where possible, the smelters and/or refiners and countries of origin of the conflict minerals.

Prior to and during the Reporting Period, the Company worked to identify current and new direct materials suppliers that it believed provided materials or metals containing conflict minerals (collectively, the “Identified Suppliers”). The Company then surveyed all the Identified Suppliers to determine whether each such Identified Supplier was supplying materials or metals to the Company that contained conflict minerals and, if so, to determine the source of such conflict minerals. The Company’s surveys required Identified Suppliers to, among other matters, confirm the source of any conflict minerals contained in materials or metals supplied to the Company and to provide any updates regarding such responses.

The Company, with respect to the Reporting Period, reasonably determined that certain of its products described above under “Overview” contain conflict minerals necessary to the functionality or production of such products.

For the Reporting Period, the Company sought and obtained representations from all 63 Identified Suppliers from whom the Company sought such representations. Such representations included, from all Identified Suppliers, Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”) indicating the smelter/refiner at which the conflict minerals were sourced participated in an independent third-party conflict minerals audit reporting using the industry-wide standard.

Based on the information obtained pursuant to the RCOI process described above, the Company has concluded, in good faith, that it does not have sufficient information with respect to the Reporting Period to determine the country of origin of all of the conflict minerals.

Due Diligence

For the Reporting Period, Materion performed due diligence from September 2023 through April 2024 to determine the source and chain of custody necessary to determine conflict minerals in the Company’s product offerings. Materion designed its due diligence measures to conform in all material respects with the OECD Guidelines and the Responsible Business Alliance’s Responsible Minerals Assurance Process ("RMAP"). This process included building conflict minerals awareness across the supply base and the survey of all Identified Suppliers that were known to or may have provided products containing metal and /or conflict minerals.

Materion occupies a “downstream” position in the supply chain and followed the principles outlined in the OECD Guidelines for downstream companies with no direct relationships to smelters or refiners. In this context, “downstream” refers to the supply chain from smelters and refiners to retailers and includes companies such as ours, as well as product and component manufacturers and retailers. A summary of Materion’s due diligence activities in line with the OECD Guidelines is outlined below.

Step 1: Establish strong company management systems:

•Materion has published a Responsible Minerals Sourcing Policy to address conflict minerals sourcing in the Covered Countries expanding the scope to include conflict-affected and high-risk areas (“CAHRAs”) in accordance with UN resolutions. Under this policy, Materion will only purchase materials such as tin, tantalum, tungsten and gold from sources not involved in or contributing to illegal armed groups, human rights violations, or financial wrongdoings. Materion expects all Identified Suppliers and supply chain partners to follow this guidance;

•Materion maintains a governance model to oversee the implementation and ongoing management of the Conflict Minerals Compliance Program. The governance model consists of two groups: The Steering Committee and the Core Team, and various work products. The objective is to develop, document and maintain a governance structure that enables sustainable compliance and actively mitigates the risk of regulatory non-compliance;

•Materion maintains a process to evaluate raw materials, parts and suppliers in the supply chain for potential conflict minerals risk;

•Materion communicates its policy regarding the responsible sourcing of conflict minerals to all existing and new suppliers with clear performance objectives including through language incorporated in supplier contracts, agreements, flow down language in all United States Government contracts and the Materion Supplier Code of Conduct. Additionally, wording has been added to supplier contracts and written agreements including the right to conduct unannounced spot-checks;

•Materion continues to leverage SAP and other enterprise risk management (“ERP”) systems and Quality Management procedural controls to prevent transactions with non-conforming conflict mineral suppliers;

•Materion has established long-term relationships with suppliers and closely manages the pool of suppliers eligible to be utilized; and

•Materion will continue to refer to RMI’s Grievance Mechanism to collect information on grievances for all interested parties to provide information or voice their concerns regarding its sourcing and use of conflict minerals in its products.

Step 2: Identify and assess risks in the supply chain:

•On an annual basis, Materion evaluates raw materials and parts that are known or are likely to contain conflict minerals using a risk-based approach;

•Each compliance year, Materion requires identified suppliers to provide a CMRT. Materion has a 100% response rate for nine consecutive years and a 100% Conformant or Active smelter/refiner status since 2018;

•Materion engages Identified Suppliers in one-on-one individualized capability training in order to build their capabilities and to enable them to improve their understanding of the regulation and their responsibility as a Materion supplier;

•Materion requires all Suppliers provide their CMRT aggregating all the smelters/refiners in their Supply Chain including the mineral name and address of the smelter or refiner and CID number. In addition, Materion expects the Identified Suppliers to implement Materion’s requirements to their upstream partners and within all levels of the supply chain;

•Materion conducts a review of supplier responses to determine that all required questions and sections of the CMRT were completed, follows up with any supplier that did not complete all required questions, and verifies the CMRT had an acceptable Effective Date and appropriate CMRT version;

•Materion reviews the survey responses and validates them for completeness and sufficiency;

•Materion reviews aggregated supplier survey responses and reports key metrics as part of the monthly conflict minerals reporting process; and

•Materion conducts an annual review of summary smelter information to determine if the smelter is certified as conformant or presented a "red flag" as defined by the OECD Guidelines. To make the determination of each smelter's conflict status, Materion relies upon information provided by the RMI. RMI conducts a Responsible Minerals Assurance Process (RMAP), in which it certifies smelters and refiners worldwide as being Conformant or Active (in the process of a RMAP assessment and previously Conformant) after confirming specific information including potential country of origin for conflict minerals that the smelter/refiner may purchase for its operations. RMI makes available to the public the list of smelters/refiners that have been certified by RMI as Conformant or Active. Additionally, Materion is a member of RMI and party to additional information such as country of origin and risk management assessment tools not available to non-members.

Step 3: Design and implement a strategy to respond to identified risks:

•Annually, Materion completes the RMAP Downstream Assessment, the RMI and OECD Due Diligence Guidance Expectations for Downstream companies, at the conclusion of its due diligence and provides a summary of the identified risks and gaps to senior management with recommended action plans to reduce risks and close gaps;

•Materion maintains a risk mitigation strategy with the goal of systematically reducing exposure to certain risk and the likelihood of its occurrence;

•Materion maintains a risk mitigation plan and monitors execution. New supplier onboarding includes requirements for all suppliers to provide a current CMRT and an agreement to respond to annual conflict minerals surveys;

•Materion continues to systematically and procedurally limit purchasing with suppliers based on their unresponsiveness to conflict minerals inquiries or use of non-Conformant Smelters and Refiners and communicates to suppliers to discontinue use of specific smelters as directed. Materion has made and will continue to make sourcing decisions based on Identified Suppliers using smelters or refiners that have not participated in or completed a third-party audit;

•Materion places additional restrictions on smelter sources based on non-conflict mineral related customer requirements;

•Materion reports new identified risk to The Steering Committee and in coordination with the Core Team implements strategies to mitigate current risks and prevent reoccurring risks; and

•Additional fact finding, risk assessments and changes in circumstances take place as part of Materion's annual review of its Conflict Minerals Compliance Playbook.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices:

•In accordance with the OECD Guidelines, Materion participates and contributes through industry organizations, including membership in RMI, to enhance transparency and traceability in the supply chain and supports independent third-party audits of smelters/refiners including recommendations for improvements in smelter due diligence practices, building capacity, mitigating risk and improving due diligence performance; and

•Materion performs spot-checks of their suppliers' smelters for specific circumstances to confirm adherence to Materion requirements and as a member of RMI is contributing to on-going smelter audits. Additionally, Materion reaches out to smelters identified by their suppliers to request that they participate in the RMI RMAP initiative and become certified as Conformant. Furthermore, Materion’s gold refining operations in Buffalo, New York and Tantalum refining operations in Newton, Massachusetts maintain their RMI Conformant status

Step 5: Report annually on supply chain due diligence:

•Annually, Materion performs due diligence in their conflict minerals supply chain, maintains a process to summarize, review and approve compliance results, complete the Form SD and the Conflict Minerals Report and timely file the Form SD and any Conflict Minerals Report with the SEC; and

•Annually upon request, Materion provides downstream partners a Company or Product level CMRT including smelters used in the production of parts and materials purchased from Materion.

Continuous Improvement of Supply Chain Due Diligence

The Company expects to continue to maintain its supply chain due diligence efforts including:

•Continue to implement plans to support and build supplier capabilities and design improvement plans with suppliers to enhance the Company’s risk mitigation plan;

•Continue to assess the presence of conflict minerals in its supply chain as part of the New Product Introduction (“NPI”) process;

•Continue to require suppliers to identify the conflict minerals contained in the products they supply and when requested on an annual basis, to provide current, accurate and complete information on the smelters/refiners used in the manufacturing of materials supplied to Materion;

•Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the RMAP;

•Continue to partner with suppliers who are committed to participation in obtaining a "conformant" designation from an industry program such as the RMAP; and

•Continue to respond to customer requests to source responsibility and limit smelters active in the supply chain in CAHRAs, for cobalt and other minerals other than 3TG or due to non-conflict minerals sourcing concerns such as embargos or sanctioned countries.

Determination

Based on the process described above, Materion achieved a 100% response rate from the 63 Identified Suppliers of direct material reported supplying raw materials or parts containing conflict minerals and 100% of the 151 identified smelters or refiners were Conformant or Active or sourcing from 100% recycled materials.

Based on the information provided by Materion suppliers utilized during 2023, Materion believes that the facilities that may have been used to process conflict minerals in Materion’s products included the smelters and refiners lists in Appendix I, All suppliers’ responses include exclusively Conformant and Active smelters, where Active smelters are in the process of recertification of their conformant status.

Based on the due diligence efforts and the absence of full supply chain visibility throughout the supply base, Materion is unable to determine the origin of the conflict minerals and does not have sufficient information to conclusively determine the countries of origin of conflict minerals contained in Materion’s products.

Appendix I: Smelters Identified in the Materion Supply Chain

Metal	Smelter ID	Smelter Reference List	Smelter Country	RMI
Gold	CID000035	Agosi AG	GERMANY	Conformant
Gold	CID000019	Aida Chemical Industries Co., Ltd.	JAPAN	Conformant
Gold	CID000058	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	Conformant
Gold	CID000077	Argor-Heraeus S.A.	SWITZERLAND	Conformant
Gold	CID000082	Asahi Pretec Corp.	JAPAN	Conformant
Gold	CID000924	Asahi Refining Canada Ltd.	CANADA	Conformant
Gold	CID000920	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	Conformant
Gold	CID000090	Asaka Riken Co., Ltd.	JAPAN	Conformant
Gold	CID000113	Aurubis AG	GERMANY	Conformant
Gold	CID000157	Boliden Ronnskar	SWEDEN	Conformant
Gold	CID000176	C. Hafner GmbH + Co. KG	GERMANY	Conformant
Gold	CID000185	CCR Refinery - Glencore Canada Corporation	CANADA	Conformant
Gold	CID000233	Chimet S.p.A.	ITALY	Conformant
Gold	CID000401	Dowa	JAPAN	Conformant
Gold	CID000425	Eco-System Recycling Co., Ltd. East Plant	JAPAN	Conformant
Gold	CID000694	Heimerle + Meule GmbH	GERMANY	Conformant
Gold	CID000711	Heraeus Germany GmbH Co. KG	GERMANY	Conformant
Gold	CID000707	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant
Gold	CID000807	Ishifuku Metal Industry Co., Ltd.	JAPAN	Conformant
Gold	CID000814	Istanbul Gold Refinery	TURKEY	Conformant
Gold	CID000937	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Conformant
Gold	CID000969	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	Conformant
Gold	CID000981	Kojima Chemicals Co., Ltd.	JAPAN	Conformant
Gold	CID001078	LS MnM Inc.	KOREA, REPUBLIC OF	Conformant
Gold	CID001113	Materion	UNITED STATES OF AMERICA	Conformant
Gold	CID001119	Matsuda Sangyo Co., Ltd.	JAPAN	Conformant
Gold	CID001149	Metalor Technologies (Hong Kong) Ltd.	CHINA	Conformant
Gold	CID001152	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Conformant
Gold	CID001147	Metalor Technologies (Suzhou) Ltd.	CHINA	Conformant
Gold	CID001153	Metalor Technologies S.A.	SWITZERLAND	Conformant
Gold	CID001157	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	Conformant
Gold	CID001161	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	Conformant
Gold	CID001188	Mitsubishi Materials Corporation	JAPAN	Conformant
Gold	CID001193	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant
Gold	CID001352	MKS PAMP SA	SWITZERLAND	Conformant

Gold	CID001259	Nihon Material Co., Ltd.	JAPAN	Conformant
Gold	CID002779	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Conformant
Gold	CID001512	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	CID001534	Royal Canadian Mint	CANADA	Conformant
Gold	CID001585	SEMPSA Joyeria Plateria S.A.	SPAIN	Conformant
Gold	CID001761	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	Conformant
Gold	CID001798	Sumitomo Metal Mining Co., Ltd.	JAPAN	Conformant
Gold	CID001875	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Conformant
Gold	CID001938	Tokuriki Honten Co., Ltd.	JAPAN	Conformant
Gold	CID001980	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Conformant
Gold	CID001993	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	Conformant
Gold	CID002030	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	Conformant
Gold	CID002778	WIELAND Edelmetalle GmbH	GERMANY	Conformant
Gold	CID002224	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Conformant
Tantalum	CID000211	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Conformant
Tantalum	CID002504	D Block Metals, LLC	UNITED STATES OF AMERICA	Conformant
Tantalum	CID000460	F&X Electro-Materials Ltd.	CHINA	Conformant
Tantalum	CID002505	FIR Metals & Resource Ltd.	CHINA	Conformant
Tantalum	CID002557	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	Conformant
Tantalum	CID002842	Jiangxi Tuohong New Raw Material	CHINA	Conformant
Tantalum	CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tantalum	CID000917	Jiujiang Tanbre Co., Ltd.	CHINA	Conformant
Tantalum	CID001163	Metallurgical Products India Pvt., Ltd.	INDIA	Conformant
Tantalum	CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Conformant
Tantalum	CID002544	TANIOBIS Co., Ltd.	THAILAND	Conformant
Tantalum	CID002545	TANIOBIS GmbH	GERMANY	Conformant
Tantalum	CID002549	TANIOBIS Japan Co., Ltd.	JAPAN	Conformant
Tantalum	CID002550	TANIOBIS Smelting GmbH & Co. KG	GERMANY	Conformant
Tantalum	CID000616	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	Conformant
Tantalum	CID002508	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	Conformant
Tantalum	CID001522	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tin	CID000292	Alpha	UNITED STATES OF AMERICA	Conformant
Tin	CID002773	Aurubis Beerse	BELGIUM	Conformant
Tin	CID002774	Aurubis Berango	SPAIN	Conformant
Tin	CID000228	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Conformant
Tin	CID003190	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	Conformant
Tin	CID001070	China Tin Group Co., Ltd.	CHINA	Conformant
Tin	CID003524	CRM Synergies	SPAIN	Conformant
Tin	CID002455	CV Venus Inti Perkasa	INDONESIA	Conformant

Tin	CID000402	Dowa	JAPAN	Conformant
Tin	CID000438	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	CID003582	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL	Conformant
Tin	CID000468	Fenix Metals	POLAND	Conformant
Tin	CID000538	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Conformant
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant
Tin	CID001231	Jiangxi New Nanshan Technology Ltd.	CHINA	Conformant
Tin	CID003387	Luna Smelter, Ltd.	RWANDA	Conformant
Tin	CID001105	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	CID001142	Metallic Resources, Inc.	UNITED STATES OF AMERICA	Conformant
Tin	CID001173	Mineracao Taboca S.A.	BRAZIL	Conformant
Tin	CID001182	Minsur	PERU	Conformant
Tin	CID001191	Mitsubishi Materials Corporation	JAPAN	Conformant
Tin	CID001314	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Conformant
Tin	CID002517	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Conformant
Tin	CID001337	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	CID000309	PT Aries Kencana Sejahtera	INDONESIA	Conformant
Tin	CID001399	PT Artha Cipta Langgeng	INDONESIA	Conformant
Tin	CID002503	PT ATD Makmur Mandiri Jaya	INDONESIA	Conformant
Tin	CID001402	PT Babel Inti Perkasa	INDONESIA	Conformant
Tin	CID001406	PT Babel Surya Alam Lestari	INDONESIA	Conformant
Tin	CID003205	PT Bangka Serumpun	INDONESIA	Conformant
Tin	CID001428	PT Bukit Timah	INDONESIA	Conformant
Tin	CID002696	PT Cipta Persada Mulia	INDONESIA	Conformant
Tin	CID002835	PT Menara Cipta Mulia	INDONESIA	Conformant
Tin	CID001453	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	CID003449	PT Mitra Sukses Globalindo	INDONESIA	Conformant
Tin	CID001458	PT Prima Timah Utama	INDONESIA	Conformant
Tin	CID003868	PT Putera Sarana Shakti (PT PSS)	INDONESIA	Conformant
Tin	CID003381	PT Rajawali Rimba Perkasa	INDONESIA	Conformant
Tin	CID002593	PT Rajehan Ariq	INDONESIA	Conformant
Tin	CID001460	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	CID001463	PT Sariwiguna Binasentosa	INDONESIA	Conformant
Tin	CID001468	PT Stanindo Inti Perkasa	INDONESIA	Conformant
Tin	CID002816	PT Sukses Inti Makmur (SIM)	INDONESIA	Conformant
Tin	CID001477	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	CID001482	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	CID001490	PT Tinindo Inter Nusa	INDONESIA	Conformant
Tin	CID001493	PT Tommy Utama	INDONESIA	Conformant

Tin	CID001539	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	Conformant
Tin	CID001898	Thaisarco	THAILAND	Conformant
Tin	CID002180	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	Conformant
Tin	CID003325	Tin Technology & Refining	UNITED STATES OF AMERICA	Conformant
Tin	CID002036	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Conformant
Tin	CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tungsten	CID000004	A.L.M.T. Corp.	JAPAN	Conformant
Tungsten	CID002502	Asia Tungsten Products Vietnam Ltd.	VIETNAM	Conformant
Tungsten	CID002641	China Molybdenum Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID000258	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID003468	Cronimet Brasil Ltda	BRAZIL	Conformant
Tungsten	CID003609	Fujian Xinlu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID002315	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID002494	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Conformant
Tungsten	CID000568	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA	Conformant
Tungsten	CID000218	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID002541	H.C. Starck Tungsten GmbH	GERMANY	Conformant
Tungsten	CID003417	Hubei Green Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID000766	Hunan Chenzhou Mining Co., Ltd.	CHINA	Conformant
Tungsten	CID002513	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA	Conformant
Tungsten	CID000825	Japan New Metals Co., Ltd.	JAPAN	Conformant
Tungsten	CID002551	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	Conformant
Tungsten	CID002321	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID002318	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	Conformant
Tungsten	CID002317	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	Conformant
Tungsten	CID002316	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID000966	Kennametal Fallon	UNITED STATES OF AMERICA	Conformant
Tungsten	CID000105	Kennametal Huntsville	UNITED STATES OF AMERICA	Conformant
Tungsten	CID003407	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Tungsten	CID002319	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID002543	Masan High-Tech Materials	VIETNAM	Conformant
Tungsten	CID002589	Niagara Refining LLC	UNITED STATES OF AMERICA	Conformant
Tungsten	CID002827	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	Conformant
Tungsten	CID002542	TANIOBIS Smelting GmbH & Co. KG	GERMANY	Conformant
Tungsten	CID003993	Tungsten Vietnam Joint Stock Company	VIETNAM	Conformant
Tungsten	CID002044	Wolfram Bergbau und Hutten AG	AUSTRIA	Conformant
Tungsten	CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Conformant
Tungsten	CID002082	Xiamen Tungsten Co., Ltd.	CHINA	Conformant